tw telecom Comments On Investor Filing

LITTLETON, Colo. – May 9, 2013 – tw telecom (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and to their global locations, today issued the following comments on the filing of Schedule 13D beneficial ownership report by Corvex Management LP ('Corvex') reporting their 5.77% ownership in the Company.
During its 14 years as a public company, the Company has demonstrated a long history of open dialog with investors and looks forward to continuing to receive ongoing investor input, including from Corvex. tw telecom's Board is committed to creating shareholder value and believes that the Company is well positioned to continue to do so with the Company's investments in next generation services and infrastructure, among other initiatives, including its share repurchase programs and other balance sheet activities. The Company has a long track record of producing strong long-term, consistent results, including 34 consecutive quarters of sequential revenue growth, ongoing product innovation and exceptional execution.

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000 carole.curtin@twtelecom.com	Bob Meldrum 303 566-1354 bob.meldrum@twtelecom.com

About tw telecom
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.